AMENDED AND RESTATED CERTIFICATE OF TRUST

OF

PGIM PARTNERS GROUP PRIVATE MARKETS MULTI-ASSET FUND

This Amended and Restated Certificate of Trust of PGIM Partners Group Private Markets Multi-Asset Fund (the “Trust”), dated as of June 25, 2026, is being duly executed and filed by the undersigned, as a trustee of the Trust, pursuant to the Delaware Statutory Trust Act, 12 Del. C.

§3801 et seq. (the “Act”), to amend and restate the Certificate of Trust of the Trust filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on November 18, 2025 (the “Certificate”).

The Certificate is hereby amended and restated in its entirety to read as follows:

1.Name. The name of the statutory trust is PGIM Partners Group Private Markets Multi-Asset Fund.

2.Registered Investment Company. The Trust is, or will become prior to or within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended.

3.Registered Office and Registered Agent. The Trust’s registered office in the State of Delaware is located at c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent of the Trust for service of process at such address is The Corporation Trust Company.

4.Effective Date. This Amended and Restated Certificate of Trust shall be effective immediately upon filing in the State Office.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Amended and Restated Certificate of Trust in accordance with the Act.

TRUSTEE:

/s/ Thomas Turpin

Name: Thomas Turpin,

as Trustee and not individually